EXHIBIT 10.18
AGREEMENT OF BENEFITS COVERAGE
AGREED WITH OFFICERS OF GRUPO SANTANDER
     This Agreement (the “Agreement”) is made and entered into as of March 28, 2007, by and between ___, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (hereinafter “Affiliate”), represented by José Ramón González, in his capacity as President, and María Calero Padrón, in her capacity as Executive Vice-President, and Banco Santander Central Hispano, S.A., a bank organized and existing under the laws of Spain (hereinafter “Santander”), represented by Manuel Arias de la Cruz and Juan Carlos Díez Zapatero.
Both parties acknowledge they have sufficient authority to execute this Agreement and hereby agree as follows:
I. — As part of the Human Resources policy regarding management compensation, Santander has designed a compensation plan linked to the performance and earnings per share of Santander’s stock.
II. — The above mentioned Plan, which is referenced to the 2003-2006 period and whose continued existence shall not be assumed, has been structured, in the Affiliate’s case, by means of a contract executed between the Affiliate and its Officers, in which management is granted an economic benefit contingent on the occurrence of certain conditions specified in the above mentioned agreement of which the most relevant is the performance and earnings per share of Santander’s stock.
III. — In accordance with paragraph II above, the Affiliate will assume the obligation to make certain payments to a group of Officers to the extent that the agreed upon conditions are satisfied; provided, that the Affiliate is able to cover any related payment risk to the extent that the Officers exercise their rights to the economic benefits pursuant to the above mentioned agreements, which may be exercised within a one year period commencing on January 15, 2008.
IV. — Under these conditions, Santander has offered to assume the payment risk of the economic benefits granted to the Affiliate’s Officers in exchange for the receipt of the premium set forth in paragraph SECOND of this Agreement.
Terms & Conditions
FIRST:
Santander, duly represented, agrees to pay to the Affiliate, at its request, an amount equal to the amounts the Affiliate has agreed to pay its Officers in the respective agreements executed between the Affiliate and each of its Officers, as well as in any agreements that modify the terms of the above mentioned agreements.
A list of the Officers entitled to the economic benefit agreed to with the Affiliate, which also indicates the amounts of the pecuniary benefits corresponding to each officer based on the above mentioned agreements, is included as Exhibit A to this Agreement. It is hereby established that the amounts of the pecuniary benefit will be determined in accordance with the following formula:
MB — [(PE-PI)* PERSONAL FACTOR] — IRPF
MB: is equal to the difference between the price of Santander’s stock when the option is exercised pursuant to the terms set forth herein and its weighted average price for the first 15 sessions of the Madrid Stock Exchange for the year 2005, multiplied by a multiple determined as a function of the total amount of options granted to the Officer in cash minus the applicable personal income tax.
PE: is the price of the stock when the option is exercised.
PI: is the weighted average price of the first 15 sessions of the Madrid Stock Exchange for the year 2005.
Personal Factor: is the cash equivalent of the total amount of options granted.
IRPF: is the quantity equal to income for personal income tax purposes (or its equivalent in the country of fiscal residence of the Officer at the time of its exercise).
SECOND:
The premium that Santander will receive for every unit of pecuniary benefit that is granted under this Agreement will be € 0,575 EUR.
THIRD:
Santander’s payment to the Affiliate will be subject to the exercise by one or more Officers of the right to the economic benefit agreed with them in their respective agreements, and the satisfaction of the assumptions explained below with regards to the value and earnings of Santander’s stock.
A. — The revaluation of one share of Santander — taking as the initial price the weighted average of the first 15 sessions of the Madrid Stock Exchange for the year 2005 and as the final price the weighted average of the first 15 sessions of the same market for the year 2007 — shall be greater than the corresponding revaluations of at least 20 of the 29 stocks of international financial entities included in paragraph Third.C of this Agreement, considered in the same terms. In order to determine the aforementioned revaluation, the gross amount of dividends and other distributions produced by each stock will be deemed re-invested at the stock’s closing price on the date in which such dividends or other distributions are paid. Therefore, the following formula will be used to compute a revaluation:
REV = (PF — PI) x NAR
PI

In which:
REV = Revaluation
PF = weighted average price of the first 15 sessions in each entity’s principal stock market for the year 2007.
PI = weighted average price of the first 15 sessions in each entity’s principal stock market for the year 2005.
NAR = 1 + D1 / P1 + D2 / P2 + D3 / P3 +...............+ Dn / Pn
Where:
D1 = the first gross dividend (or any other distribution received by virtue of ownership of the 1st stock)
D2 = the second gross dividend (or any other distribution received by virtue of ownership of the 1st stock)
Dn = any other future gross dividend (or any other distribution received by virtue of ownership of the 1st stock), whose payment date is prior to January 1, 2007
P1 = closing price of the stock in its principal stock market corresponding to the day of payment of D1
P2 = closing price of the stock in its principal stock market corresponding to the day of payment of D2
Pn = closing price of the stock in its principal stock market corresponding to the day of payment of Dn
To determine the effect of the revaluation of each stock, the reference price will be the price corresponding to each entity’s stock at its principal stock market. The revaluation will be measured in the currency in which each entity publishes its results.
B. — The growth of the Santander’s Earnings Per Share (EPS) — calculated as the Result attributed to Grupo Santander at any given moment divided by the average number of shares issued during the same — shall be greater than the growth of the earnings per share corresponding to 20 of the 29 international financial entities included in paragraph Third.C of this Agreement, considered in the same terms.
With regards to Santander, the result attributed to Grupo Santander shall be the result that reflects its profits and losses in the audited and consolidated annual financial statements of

Santander and the companies that comprise Grupo Santander; for other entities, the reference will be results derived from equivalent legal documentation.
To determine the growth of EPS, reference will be made to the corresponding 2003 exercise (in the case of Santander of € 0,55) and the corresponding 2006 exercise. The growth of the EPS of each entity shall be measured in the currency in which each entity publishes its results.
To determine the effect on the revaluation of the stock, as well as the growth of EPS, those entities that are acquired by others or disappear as a result of a merger or any other cause, will be considered to be surpassed.
C.— The entities and/or stocks referred to in this document are the following:

— CITIGROUP	— UBS
— BANK OF AMERICA	— CREDIT SUISSE FIRST BOSTON
— JP MORGAN CHASE	— BNP PARIBAS
— WELLS FARGO	— SOCIETE GENERALE
— WACHOVIA	— CREDIT AGRICOLE
— US BANCORP	— DEXIA
— FIFTH THIRD BANCORP	— BBVA
— HSBC	— DEUTSCHE BANK
— ROYAL BANK OF SCOTLAND	— ABN AMRO
— BARCLAYS	— UNICREDITO
— HBOS	— BANCA INTESA
— LLOYDS TSB	— SANPAOLO IMI
— ROYAL BANK OF CANADA	— NORDEA BANK AB
— BANK OF NOVA SCOTIA
— NATIONAL AUSTRALIA BANK
— COMMONWEALTH BANK OF AUSTRALIA
D.— The agreed pecuniary benefits shall not be exercised by the Officers before January 15, 2008 (Exclusion Period).
The agreed pecuniary benefits shall be exercised within the period of 12 months commencing as of the end of the Exclusion Period, that is to say, from January 15, 2008 until January 15, 2009, inclusive (Exercise Period).
As soon as the Exclusion Period has transpired, the Officer shall be able to exercise, during the entire Exercise Period, the rights recognized in the agreement executed between the Officer and the Affiliate.

After the last day of the Exercise Period, the pecuniary benefits granted but not exercised shall not be exercisable and will lose their validity, and the Officer will lose the rights corresponding to such pecuniary benefits.
E.—In case the stock shall be diluted due to a stock split during the period between the date of this Agreement and the last day of the Exercise Period, Santander agrees, with regards to the unexercised pecuniary benefits, to adjust them according to the decrease or increase, as applicable, in the corresponding theoretical value.
F.—The dilutive effects resulting from capital increases that are associated with concurrent and previous capital reductions effected to restore the capital balance derived from losses are excluded from the guarantee established in the previous paragraph.
G.—The pecuniary benefits are not transferable to third parties, except in case of death of the Officer, in which case they will be transmitted to the Officer’s legal heirs.
H.—The pecuniary benefits agreed to with the Officers will terminate for the following circumstances:
a)	By the entire exercise in the fixed period.

b)	Upon termination of the Exercise Period if the officers or his/her heirs have not exercised the benefit.

c)	By express decision of the Corporate Committee of Assessment and Bonus of Grupo Santander when:
—	The individual assessment of the Officer, in two intermediate exercises for 2005 and 2006 in the course of the Plan, results in a “Performance May Improve” classification, or when

—	The Unit, Area or Country for which the Officer renders his or her services achieves, in the exercises for 2005 and 2006, results lower than 80% of the budgeted results.
d)	By termination of the labor relation, except for certain assumptions excepted in the Agreement to be executed between the Officer and the Affiliate.

e)	For the general causes of termination of obligations.
FOURTH.—GOVERNING LAW.
     This Agreement shall be construed, interpreted and governed in all respects in accordance with the laws of Spain and any dispute resulting from this Agreement shall be submitted to the jurisdiction of the Madrid Courts.

     IN WITNESS WHEREOF, this Agreement is executed as of the date and place set forth above.

BANCO SANTANDER CENTRAL HISPANO, S.A.
By:/s/ José R. González Name: José R. González Title: President	By:/s/Manuel Arias de la Cruz Name: Manuel Arias de la Cruz Title:

By:/s/María Calero Name: María Calero Title: Executive Vice president	By:/s/Juan Carlos Díez Zapatero Name: Juan Carlos Díez Zapatero Title: